EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 30, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Center Financial Corporation on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Center Financial Corporation on Form S-8 (File No. 333-135594, effective July 5, 2006).

As discussed in Note 2 to the consolidated financial statements, Center Financial Corporation adopted EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” in 2008.

/s/    GRANT THORNTON LLP

Los Angeles, California

March 30, 2009